EXHIBIT 10.1

UNITED STATES DEPARTMENT OF THE TREASURY
1500 Pennsylvania Avenue, NW
Washington, D.C. 20220

December 20, 2017

Ladies and Gentlemen:

Reference is made to that certain letter agreement incorporating the Securities Purchase Agreement – Standard Terms (the “Securities Purchase Agreement”), dated as of November 21, 2008, between the United States Department of the Treasury (the “Investor”) and the company set forth on Schedule A hereto (the “Company”). Further reference is made to that certain placement agency agreement (the “Placement Agency Agreement”), dated as of September 12, 2013, pusuant to which the Investor sold its Preferred Share investment in the Company (the “Preferred Share Resale”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Securities Purchase Agreement.

The Investor completed the Preferred Share Resale of all of the Preferred Shares issued to the Investor pursuant to the Placement Agency Agreement on the date set forth on Schedule A hereto. Following such time, the Company, in accordance with the Securities Purchase Agreement, delivered a Warrant Repurchase Notice dated as of the date set forth on Schedule A hereto to the Investor. In connection with the consummation, on the date hereof, of the repurchase of the Warrant by the Company from the Investor, as contemplated by the Warrant Repurchase Notice and Section 4.9 of the Securities Purchase Agreement:

(a)	The Company hereby acknowledges receipt from the Investor of the Warrant; and

(b)
The Investor hereby acknowledges receipt from the Company of a wire transfer to the account of the Investor set forth on Schedule A hereto in immediately available funds of the aggregate purchase price set forth on Schedule A hereto, representing payment in full for the Warrant, determined in accordance with Section 4.9 of the Securities Purchase Agreement.

This letter agreement will be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

This letter agreememnt may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed sufficient as if actual signature pages had been delivered.

In witness whereof, the parties have duly executed this letter agreememnt as of the date first written above.

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Lorenzo Rasetti
Name:	Lorenzo Rasetti
Title:	Chief Financial Officer, Office of Financial Stability

SEVERN BANCORP, INC.

By:	/s/ Eric Keitz
Name:	Eric Keitz
Title:	Chief Operating Officer

SCHEDULE A

Company Information:

Name of Company:	SEVERN BANCORP, INC.

Corporate or other organizational form of the Company:	CORPORATION

Jurisdiction of organization of the Company:	MARYLAND

Information related to the Preferred Share Resale:

Date of Treasury’s sale of 23,393 shares of the Preferred Shares:	September 25, 2013

Terms of the Warrant Repuchase:

Date of Warrant Repurchase Notice:	December 4, 2017

Aggregate purchase price for the Warrant:	$520,000